                                                                    Exhibit 10.3

Guardian Technologies International, Inc.
45472 Holiday Drive
Sterling, Virginia  20166

Attention:  Oliver L. North

             Re: Revolving Line of Credit

Dear Mr. North:

     We are pleased to advise you that, pursuant to your request and subject to your acceptance, Creditanstalt Corporate Finance, Inc., a Delaware corporation, having an office at Two Greenwich Plaza, Greenwich, Connecticut 06830 ("CCFI") and a wholly-owned indirect subsidiary of Creditanstalt-Bankverein, a bank organized under the laws of the Republic of Austria, is prepared to establish in favor of Guardian Technologies International, Inc., a Virginia corporation (the "Borrower"), a revolving line of credit (the "Facility") in the principal amount not to exceed One Hundred Thousand U.S. Dollars (U.S. $100,000.00) (the "Limit"), subject to the terms and conditions set forth in this letter (the "Agreement").

     1. Extensions of Credit. Extension of credit under the Facility (each, an "Extension of Credit", and collectively, "Extensions of Credit") shall be subject to the discretionary approval of CCFI in each instance and shall be in the form of loans (each a "Loan" and collectively, the "Loans"), which shall be evidenced by a promissory note of the Borrower in substantially the form of Exhibit A hereto (the "Note"). In no event may the aggregate of the outstanding principal amount of all Loans exceed at any time the Limit.

     2. Termination Date. The Facility shall terminate on December 7, 1996 or such later date as may be agreed upon between the parties hereto (December 7, 1996 or such later date being hereinafter referred to as the "Termination Date"). In the event that the Borrower shall desire to extend the Termination Date, the Borrower shall send a written notice substantially in the form attached hereto as Exhibit B (each an "Extension Notice") to CCFI not later than 45 calendar days prior to the then applicable Termination Date, and unless CCFI shall notify the Borrower in writing no later than ten calendar days prior to the then effective Termination Date that it shall not so extend the Termination Date, the Termination Date shall be automatically deemed extended to the date set forth in the Extension Notice. However, nothing herein, or any extension at anytime granted, shall constitute a commitment on the part of CCFI to extend (or further extend) any Termination Date, the decision with respect thereto remaining entirely within the discretion of CCFI.

     3. Notice of Borrowing: Disbursement. CCFI may, at its option in each instance, making Loans to the Borrower upon receipt of written or telexed notice no later than 10:00 o'clock a.m. New York time on the same Business Day (as hereinafter defined) with respect to any Base Rate Loan. Each such notice shall be irrevocable.


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     4. Interest.

     (a) Interest Rate. The Borrower shall pay interest on the unpaid principal if each Loan from the date such Loan is made by CCFI, until paid (at maturity, whether by acceleration or otherwise) at a rate per annum equal to 2% in excess of the Base Lending Rate, as hereinafter defined, from time to time in effect, provided that, the Borrower shall pay interest on any overdue amount hereunder (before as well as after judgment) with respect to the Loan at a rate per annum equal to 4% in excess of the Base Lending Rate from time to time in effect.

The term "Base Lending Rate" means, for any day, the higher of (i) the rate announced by CCFI from time to time at its office in New York, New York as its prime rate for domestic (United States) commercial loans in effect on such day and (ii) the Federal Funds Rate in effect on such day plus one half of one percent (1/2%). (Such Base Lending Rate is not necessarily intended to be the lowest rate of interest charged by CCFI in connection with extensions of credit.) Each change in the Base Lending Rate shall result in a corresponding change in the interest rate and such change shall be effective on the effective date of such change in the Base Lending Rate.

The term "Federal Funds Rate" means, for any day, the overnight federal funds rate in New York City, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) in the Federal Reserve Statistical Release H.15 (519) or any successor publication, or if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on overnight federal funds transactions in New York City received by CCFI from three federal funds brokers or recognized standing selected by CCFI.

     (b) Interest Payments. Interest on each Loan shall be payable in arrears on the first Business Day of each calendar month until maturity thereof (by demand or otherwise), on maturity, on repayment (to the extent accrued on the amount repaid) and after maturity on demand.

     4. Method of Payment. All payments to CCFI shall be made in U.S. Dollars and in immediately available funds prior to 1:00 p.m., New York time, on the date due, and shall be made without set-off or counterclaim to CCFI at its New York office presently located at 245 Park Avenue, New York, New York 10167, or as CCFI may otherwise direct, and in such amounts as may be necessary in order that all such payments (after withholding for or on account of any present or future taxes, levies, imposts, duties or other similar charges of whatsoever nature imposed by any government or any political subdivision or taxing authority thereof, other than any tax on or measured by the net income of CCFI pursuant to the income tax laws of the jurisdiction where CCFI's principal or lending office is located) shall not be less than the amounts otherwise specified to be paid hereunder or under the Note. If the date for any payment due hereunder would otherwise fall on a day which is not a Business Day, such payment shall be extended to the next following Business Day, with additional interest on the principal, payable at the applicable rate specified herein during such extension.

     (b) Computation. All interest and fees hereunder shall be computed on the basis of actual days elapsed on a year of 360 days.


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

        (c) "Business Day" shall mean any day other than Saturday, Sunday or other day on which commercial banks are required or permitted to close under the law of the States of New York or Connecticut.

     5. Loan Payments.

     All Loans shall mature and be payable on the Termination Date or such earlier date as the Facility is terminated in accordance herewith. Prior thereto, the Borrower shall have the right to repay or prepay all or any portion of any Loan without penalty on any day and from time to time by giving CCFI irrevocable written or telexed notice not later than 11:00 a.m. New York time the same Business Day of such a prepayment. The Borrower may not prepay the Loan on the same day it is made by CCFI.

     6. Representations and Warranties. In order to induce CCFI to extend credit to the Borrower hereunder, the Borrower hereby represents and warrants to CCFI that (a) the Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified and in good standing as a foreign corporation wherever required by law; (b) the Borrower has the corporate power and authority to own its assets and conduct its business as now conducted and to execute, deliver and perform this Agreement, the Note and all other documents and instruments to be delivered to CCFI by the Borrower pursuant hereto; (c) this Agreement and the Note when executed and delivered to CCFI by the Borrower and such other documents or instruments, and the receipt of the Loan hereunder shall have been duly authorized by all requisite corporate action, and shall be the Borrower's legal, valid and binding obligations, enforceable against the Borrower in accordance with its terms; (d) the Borrower's execution, delivery and performance of this Agreement, the Note and such other documents or instruments and the receipt of the Loan hereunder does not contravene any provision of any law, rule, regulation, judgment, injunction or order applicable to the Borrower or its assets, nor does it contravene its certificate of incorporation or by-laws, or any agreement to which it is a party or which is binding upon it or upon its assets; (e) in no event shall the proceeds of any Loan be used to "purchase" or "carry" "margin stock", as such terms are used in Regulation U, G, T or X of the Board of Governors of the Federal Reserve System; (f) the most recent financial statements of the Borrower delivered to CCFI prior to the date of this Agreement are true and correct and represent fairly its financial position as of the date thereof and the results of its operations for the period indicated and show all known liabilities, direct or contingent, of the Borrower as of the date thereof in accordance with generally accepted accounting principles, consistently applied; (g) since the date of such financial statements, there has been no material adverse change in the condition, financial or otherwise, of the Borrower or in the business, operations or properties of the Borrower and, since such date, the Borrower has not incurred, other than in the ordinary course of business, any indebtedness, liabilities, obligations or commitments, contingent or otherwise; (h) the projected cash flow statement, balance sheet and operating budget for the Borrower (the "Projections"), if any, delivered to CCFI (x) disclose all assumptions made with respect to costs, general economic conditions, and financial and market conditions in formulating the Projections, (y) are based on reasonable estimates and assumptions, and (z) reflected, as of the date prepared, and continue to reflect, as of the date of this Agreement, the reasonable estimate of the Borrower of the results of operations and other information projected therein; and (i) as of the date of this Agreement ( and subsequently as of the date of the Loans), and after giving effect to the transactions contemplated under this Agreement, (x) the present fair saleable value of the assets of the Borrower exceeds the



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total liabilities of the Borrower, (y) the Borrower is able to pay its debts as they become due, and (z) the Borrower does not have unreasonably small capital to carry on its business as previously operated and in which it is about to engage.

     7. Conditions to Extensions of Credit.

        (a) The Initial Extension of Credit. CCFI shall not, in any event make the initial Extension of Credit hereunder until CCFI shall have received, (i) a copy of the resolutions of the Board of Directors of the Borrower authorizing the Borrower to enter into and perform its obligations under this Agreement and the Note, certified by the Secretary or Assistant Secretary of the Borrower as in effect as of the date of such initial Extension of Credit; (ii) a certificate, dated the date of the initial Extension of Credit, as to the incumbency and specimen signatures of officers and representatives authorized by such resolutions to execute all documents and certificates in connection herewith and the Extensions of Credit, duly executed; (iii) copies of the charter and by-laws of Borrower, as amended to the date of the initial Extension of Credit, certified, as of such date, by its Secretary or an Assistant Secretary; and (iv) delivery of a Guaranty by Oliver L. North (the "Guarantor"). In addition, CCFI shall not make the initial Extension of Credit unless all representations and warranties made herein shall be true and correct as of the date such initial Extension of Credit is made, and there shall not have occurred and be continuing on the date of such initial Extension of Credit any Event of Mandatory Repayment (as hereinafter defined) or an event which, with lapse of time or the giving of notice, or both, would become and Event of Mandatory Repayment (any requests by the Borrower to CCFI for a Loan shall be deemed to be a representation and warranty by the Borrower as to the matters set forth in this subsection of the Agreement); and the Borrower shall have performed all of its agreements contained herein.

        (b) All Extensions of Credit. CCFI shall not make any Extension of Credit hereunder unless: (i) all representations and warranties made herein and in the Guaranty shall be true and correct as of the date such Extension of Credit is made, as if made on such date, and there shall not have occurred and be continuing on the date of such Extension of Credit an Event of Mandatory Repayment (as hereinafter defined) or an event which, with lapse of time or the giving of notice, or both, would become an Event of Mandatory Repayment (any requests by the Borrower to CCFI for any Loan shall be deemed to be a representation and warranty by the Borrower as to the matters set forth in this subsection of this Agreement); and (ii) the Borrower and the Guarantor shall have performed all of its agreements contained herein and in the Guaranty.

        (c) No CCFI Obligation. Notwithstanding fulfillment by the Borrower of all the aforementioned conditions, CCFI shall in no event be obligated to make any Extension of Credit, the decision with respect thereto remaining, entirely within the discretion of CCFI.

     8. Covenants. The Borrower agrees that so long as this Agreement shall be in effect and until all obligations hereunder and under the Note are satisfied in full to CCFI's satisfaction, the Borrower will promptly notify CCFI of the occurrence of any Event of Mandatory Repayment and will deliver to CCFI, as soon as practicable, but in no event later than 90 days after the end of each of the Borrower's fiscal years, audited financial statements including a balance sheet, statement of changes in financial position and statements of income and earnings for the fiscal year ending on such date, all in reasonable detail, certified by independent public accountants selected



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by the Borrower and reasonably satisfactory to CCFI, and such other financial information with respect to the Borrower as CCFI may reasonably request.

     9. Events of Mandatory Repayment. Upon the occurrence of any of the following specified events (each an "Event of Mandatory Repayment"): (a) any representation or warranty made by the Borrower herein or in connection with any Extensions of Credit or by the Guarantor in the Guaranty shall be breached or shall be untrue at any time in any material respect; or (b) the Borrower shall default in the payment of any amounts due hereunder or under the Note; or
(c) the Borrower or the Guarantor shall fail to perform any other obligation required to be performed by it hereunder or under the Guaranty; or (d) the Borrower shall suspend or discontinue its business, or the Borrower or the Guarantor shall make any assignment for the benefit of creditors, or shall become insolvent or be unable or generally fail to pay its debts when due, or the Borrower or the Guarantor shall become in any jurisdiction a party or subject to (voluntarily or involuntarily) and liquidation or dissolution action or proceeding with respect to itself, or to any bankruptcy, reorganization, insolvency r other proceeding for the relief of financially distressed debtors, or a receiver, liquidator, custodian or trustee shall be appointed for the Borrower or the Guarantor or a substantial part of their respective assets; or the Borrower or the Guarantor shall take any action to effect, or which indicates their acquiescence in, any of the foregoing; then and in any such event, and at any time thereafter if any such Event of Mandatory Repayment shall then be continuing, CCFI may, by written or telexed notice to the Borrower and the Guarantor, at its option (i) declare the Facility terminated, and/or (ii) declare all obligations of the Borrower immediately due and payable without presentment, demand, protest or notice of any kind, provided that if any Event of Mandatory Repayment described in 9 (d) shall occur, each of the results described in (i) and (ii) above which would otherwise occur only upon the giving of written notice by CCFI to the Borrower and the Guarantor as herein described shall occur automatically, without the giving of any such notice.

     10. Increased Costs to CCFI. (a) the Borrower agrees to pay or cause to be paid and to hold CCFI harmless against liability for the payment of (i) all reasonable out-of-pocket expenses, including but not limited to fees and expenses of counsel incurred by CCFI from time to time arising in connection with the enforcement of this Agreement, the Note, the Guaranty and any documents, instruments or transactions pursuant hereto or in connection herewith and (ii) all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by CCFI to be payable in connection with this Agreement, the Note, the Guaranty or any other documents, instruments or transactions pursuant hereto or in connection herewith. In addition, the Borrower agrees to indemnify and hold CCFI harmless from all loss, cost (including reasonable counsel fees), liability and damage whatsoever incurred by CCFI, by reason of any action or claim brought or threatened against CCFI by any person or entity arising out of this Agreement, the Note, the Guaranty or any other agreement, instrument or document executed in connection with this Agreement, or out of CCFI's actions or omissions in connection with this Agreement, the Note, the Guaranty or any such other agreement, instrument or document; provided, however, that (1) the Borrower's indemnification hereunder shall not apply, and CCFI shall return or otherwise apply any payments previously received on such indemnification, if and to the extent it is finally determined by a court of competent jurisdiction that such action or claim against CCFI was the result of CCFI's gross negligence or willful misconduct, and (2) nothing herein shall prevent the Borrower from raising its own direct claims against CCFI, or from raising its own defenses to claims brought by CCFI against the Borrower.


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     11. Right of Set-Off.  In addition to any rights now or hereafter granted under applicable law including, but not limited to, Section 151 of the New York Debtor and Creditor Law and not by way of limitation of any such right, upon the occurrence of any Event of Mandatory Repayment of any condition, event or act which, with the giving of notice or lapse of time, or both, would constitute such an Event of Mandatory Repayment, CCFI is hereby authorized at any time and from time to time, without notice to the Borrower or any other person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general and special) and any other indebtedness at any time held or owing by CCFI to or for the credit or the account of the Borrower against and on account of the obligations and liabilities of the Borrower to CCFI under this Agreement, the Note or any other document in connection herewith, including (without limitation) all claims of a nature or description arising out of or connected with this Agreement and/or the Note and the Guaranty.

     12. Miscellaneous.

         (a) Domicile of Extensions of Credit. CCFI may make, transfer or carry any Loan at, or for the account of, any branch, office, agency, subsidiary or affiliate of CCFI.

         (b) No Waiver; Remedies Cumulative. No failure or delay on the part of CCFI or of the holder of the Note in exercising any right, power or privilege hereunder and no course of dealing between the Borrower and CCFI or the holder of the Note shall operate as a Waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or future exercise thereof or the exercise of any rights or remedies which CCFI or any subsequent holder of the Note would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or future notice or demand in similar or other circumstances or constitute the waiver of the rights of CCFI of the holder of the Notice to any other or future action in any circumstances without notice or demand.

         (c) Descriptive Headings. The descriptive headings of the several sections and subsections of the Agreement are inserted for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

         (d) Governing Law. This Agreement and the rights and obligations of the parties hereunder and under the Note, the Guaranty and all other documents entered into in connection herewith, shall be construed in accordance with and be governed by the law of the State of New York, without regard to its conflict of law principles.

         (e) Benefit of Agreement. This Agreement shall be binding on and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, and, in particular, shall inure to the benefit of CCFI and its successors and assigns provided, however that the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of CCFI.

         (f) Assignment of Agreement. CCFI shall be entitled at any time to assign, or to grant participation (which may be evidenced by one or more certificates of participation) in, any or all of its rights and/or obligations under this Agreement, the Note and the Guaranty to any person, partnership, corporation or other entity, each of which shall have all the benefits afforded



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to CCFI hereunder.  The Borrower may not transfer or assign any or all of its rights or obligations hereunder without the prior written consent of CCFI.

     (g) Jurisdiction; Waiver or Jury Trial. (i) Each of the Borrower and the Guarantor hereby agrees that any LEGAL ACTION OR PROCEEDING AGAINST BORROWER WITH RESPECT TO THIS AGREEMENT, THE NOTE, THE GUARANTY OR ANY OF THE AGREEMENTS, DOCUMENTS OR INSTRUMENTS DELIVERED IN CONNECTION HEREWITH OR THEREWITH MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK as CCFI may elect, and, by execution and delivery hereof, each of the Borrower and the Guarantor accepts and consents to, for itself and in respect to its property, generally and unconditionally, the jurisdiction of the aforesaid courts and agrees that such jurisdiction shall be exclusive, unless waived by CCFI in writing, with respect to any action or proceeding brought by it against CCFI and any questions relating to usury. Each of the Borrower and the Guarantor hereby further irrevocably consents to the service of process in any suit, action or proceeding in said courts by the mailing thereof by CCFI by registered or certified mail, postage prepaid, to the Borrower and the Guarantor at their respective addresses specified below, such service to become effective five days after such mailing. In addition, each of the Borrower and the Guarantor hereby irrevocably waives, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, the Note or the Guaranty brought in the courts of the State of New York, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

     (ii) AFTER REVIEWING THIS PROVISION SPECIFICALLY WITH ITS RESPECTIVE COUNSEL, EACH OF BORROWER, GUARANTOR AND CCFI HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, THE NOTE, THE GUARANTY, OR ANY OTHER DOCUMENTS AND INSTRUMENTS EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF BORROWER, GUARANTOR OR CCFI. THIS PROVISION IS A MATERIAL INDUCEMENT FOR CCFI MAKING THE LOAN TO BORROWER.

     (h) Amendments and Waivers. Neither this Agreement, the Note, the Guaranty nor any agreement, entered into by the parties hereto in connection herewith, nor any terms hereof or thereof may be amended, supplemented, modified or waived except by writing, signed by the parties hereto.

     (i) Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing including by telegraph, telex or telecopy, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or 5 days after being deposited in the mail, postage prepaid, or, in the case of telegraphic notice, when delivered to the telegraph company, or, in the case of telex notice, when answerback received or, in the case of notice by telecopier, when sent (receipt confirmed), as



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follows, or to such other address or number as may be hereunder notified by the respective parties hereto and any further holders the Note:



        The Borrower:         Guardian Technologies International, Inc.
                              45472 Holiday Drive
                              Sterling, Virginia  20166
                              Attention:  Oliver L. North
                              Telephone:  (703) 709-6635
                              Telecopy:  (703) 709-7904

        The Guarantor:        Oliver L. North
                              Narnia Farm, Route 1
                              Box 560
                              Bluemont, Virginia  22012
                              Telephone:  (703) 709-6635
                              Telecopy:  (703) 709-7904

        with a copy to:       Nicole Seligman, Esq.
        (not constituting     Williams & Connolly
        notice)               725 12th Street, N.W.
                              Washington, D.C.  20005
                              Telephone:  (202) 434-5000
                              Telecopy:  (202) 434-5029

        CCFI:                 CREDITANSTALT CORPORATE FINANCE, INC.
                              Two Greenwich Plaza
                              Greenwich, Connecticut  06830
                              Attention:  Dennis C. O'Dowd
                              Telephone:  (203) 861-6593
                              Telecopy:  (203) 861-6594/6595

        with a copy to:       CREDITANSTALT CORPORATE FINANCE, INC.
                              245 Park Avenue
                              New York, New York  10167
                              Attention:  Martin Mittag
                              Telephone:  (212) 856-1060
                              Telecopy:  (212) 856-1699


provided that any notice, request or demand to or upon CCFI, Borrower or Guarantor shall not be effective until received by such party.

     (j) Maximum Interest Rate. Nothing contained in this Agreement shall be deemed to establish or require the payment of a rate of interest in excess of the maximum rate permitted by applicable law (the "Maximum Rate"). If the amount of interest payable for any interest payment period ending on any interest payment date calculated in accordance with the provisions of this Agreement (said amount, the "Calculated Interest") exceeds the amount of interest that would be payable for such interest payment period had interest for such interest payment period been calculated on the basis of the Maximum Rate for such interest payment period, there shall be paid on such interest payment date an amount of interest calculated on the basis of the Maximum Rate for such interest payment period. If on any subsequent interest payment date, (i) the Calculated Interest for the interest payment period ending on such subsequent interest payment date (the "Current Interest Period")) is less than the amount of interest that would be payable for such Current Interest Period had interest for such Current Interest period been calculated on the basis of the Maximum Rate and (ii) any portion of the excess (if any) of Calculated Interest for any prior interest payment period over interest calculated at the Maximum Rate for such prior interest payment period (the "Outstanding Interest Amount") remains unpaid, then on such subsequent interest payment date there shall be paid, as provided herein, additional interest for such Current Interest Period in an amount equal to the less or of (i) the theretofore unpaid outstanding Interest Amounts for all prior interest payment periods or (ii) an amount that, when added to the amount of Calculated Interest payable for such current Interest Period, results in the payment of interest for such Current Interest Period at the Maximum Rate.

          (k) Borrower's and Guarantor's Acceptance. If you are in agreement with the terms and conditions set forth above, please indicate your acceptance thereof by executing both copies hereof in the space provided below and returning one copy to CCFI.

                                     Very truly yours,

                                     CREDITANSTALT CORPORATE FINANCE, INC.


                                     By: /s/ Dennis C. O'Dowd
                                        ----------------------------------
                                             Dennis C. O'Dowd
                                             Co Chief Executive USA

                                     By:  /s/ Martin Mittag
                                        ----------------------------------
                                              Martin Mittag
                                              Deputy Chief Executive

ACCEPTED AND AGREED TO AS OF
THE ___ DAY OF DECEMBER, 1995

GUARDIAN TECHNOLOGIES INTERNATIONAL, INC.

By:  /s/ Oliver L. North
   --------------------------------------
        Oliver L. North
        Chief Executive Officer

By:  /s/ Joseph F. Fernandez
   --------------------------------------
        Joseph F. Fernandez
        President

     /s/ Oliver L. North
   --------------------------------------
   Oliver L. North, as Guarantor





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